UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 5, 2016

DS HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

______________

Florida	000-53680	20-8380461
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Green Road, Pompano Beach, Florida 33064

(Address of Principal Executive Office) (Zip Code)

(888) 404-7770

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

———————

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2016, DS Healthcare Group, Inc. (the “Company”) entered into a letter agreement with Mark Brockelman memorializing the terms and conditions of Mr. Brockelman’s employment as the Company’s Chief Financial Officer.  Mr. Brockelman’s first day of employment will be January 12, 2016.

Mark Brockelman, age 45, is recognized for his strong track record in leading transactions, initiatives and strategies within finance functions and throughout organizations.  Mr. Brockelman joins the Company to enhance bottom-line performance through design and execution of strategic initiatives.  Mr. Brockelman has over 10 years of experience serving as Chief Financial Officer to public and private companies in the media, sports and health and dental industries.  Prior to accepting the Chief Financial Officer position with the Company, Mr. Brockelman served as the Executive Vice President- Chief Financial Officer of National Dentex Corporation from December 2013 and Senior Vice President- Chief Financial Officer and Chief Administrative Officer of the Miami Dolphins and SunLife Stadium from 2011 to 2013.  In these roles, Mr. Brockelman managed multiple departments, developed strategic initiatives improving processes and reporting for both companies.

Earlier in his career, Mr. Brockelman held a series of executive level positions within finance, audit and accounting, including as the Executive Vice President - Chief Financial Officer of eScreen, Inc., the Executive Vice President- Chief Financial Officer and Chief Administrative Officer of Ascend Media, LLC and Chief Accounting Officer of American Media, Inc.  At the start of his career, Mr. Brockelman, performed audits and due diligence with Arthur Andersen as a Senior Audit and Consulting Manager.

Mr. Brockelman graduated with his Bachelor of Accounting and Financial Management from Marquette University in Milwaukee, Wisconsin in December 1992 and is a Certified Public Accountant in the State of Illinois.

Mr. Brockelman has extensive experience in leading corporate finance departments, working with the federal tax code, Sarbanes-Oxley and other regulatory requirements and developing strategies and initiatives to meet corporate demands.  The breadth and depth of Mr. Brockelman’s experience makes him an excellent candidate for the Company’s Chief Financial Officer position.

Employment Letter with Mark Brockelman

On January 5, 2016, the Company entered into an employment letter with Mr. Brockelman (the “Employment Letter”). The Employment Letter provides that Mr. Brockelman will serve as the Company’s Chief Financial Officer reporting to the Company’s Chief Executive Officer.  Mr. Brockelman will receive an annual base salary of $185,000 and an annual bonus at a target level of 50% of annual base salary based upon the achievement of certain bonus targets, which are to be set and agreed to by the Company’s Chief Executive Officer and Mr. Brockelman.

Under the Employment Letter, the Company agreed to grant Mr. Brockelman 300,000 shares of restricted stock (the “Restricted Shares”) that vest in equal installments of 6,250 shares per month for a period of 48 months. In the event that the value of the Restricted Shares is below $1,000,000 in the twelve month period following Mr. Brockelman’s start date, the Company will issue Mr. Brockelman additional shares such that the value of the Restricted Shares shall be equal to $1,000,000. The floor on the price per share under such make-whole provision is $3.30 per share.  Further, in the event that the Company is acquired prior to the expiration of such 48-month period, any unvested Restricted Shares will become fully vested.

In the event that the Company terminates Mr. Brockelman without cause, the Company will pay Mr. Brockelman severance through the Company payroll (i) for a period of 6 months if such termination occurs within 12 months of Mr. Brockelman’s start date or (ii) for a period of 12 months if such termination occurs after the first anniversary of Mr. Brockelman’s start date.

Mr. Brockelman will also receive a monthly car allowance of $600, 3 weeks of vacation and other benefits such as, health, dental, vision, disability and participation in other benefits plans generally available to Company employees.

As a condition to Mr. Brockelman’s employment with the Company, he will be required to sign the Company’s standard proprietary information, intellectual property and non-competition agreement pursuant to which Mr. Brockelman will be subject to certain restrictive covenants, including non-competition and non-solicitation provisions.

The foregoing description of the agreement is qualified in its entirety by the full text of the Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Family Relationships

No family relationship has ever existed between any director, executive officer of the Company or any person contemplated to become such.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 8.01

Other Events

On January 6, 2016, the Company issued a press release (the "Press Release") announcing the appointment of Mr. Brockelman as the Company's new Chief Financial Officer. A copy of the Press Release is attached hereto as exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Letter between DS Healthcare Group, Inc. and Mark Brockelman dated as of January 5, 2016
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DS HEALTHCARE GROUP, INC.

Date: January 11, 2016	By:	/s/ Renee Barch-Niles
Renee Barch-Niles
Chief Executive Officer